As filed with the Securities and Exchange Commission on March 1, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
REGISTRATION STATEMENT
UNDER
SCHEDULE B
OF
THE SECURITIES ACT OF 1933
United Mexican States
(Name of Registrant)
Name and Address of Authorized Representative in the United States:
Edmundo González Herrera
Financial Representative—New York Office
Banco Nacional de Comercio Exterior, S.N.C.
757 Third Avenue, Suite 2403
New York, New York 10017
Copies to:

Wanda J. Olson	Daniel Dunson
Cleary Gottlieb Steen & Hamilton LLP	Sullivan & Cromwell LLP
One Liberty Plaza	125 Broad Street
New York, New York 10006	New York, New York 10004
Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.
     The securities being registered are to be offered on a delayed or continuous basis pursuant to Release Nos. 33-6240 and 33-6424 under the Securities Act of 1933.
CALCULATION OF REGISTRATION FEE

Proposed
		Maximum	Proposed Maximum	Amount of
Title of each class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	Per Unit (1)	Offering Price(1)(2)	Fee
Debt Securities and/or Warrants	U.S. $780,135,000	100%	U.S. $780,135,000	U.S. $83,474.45

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Exclusive of accrued interest, if any.
     The securities being registered for an offering pursuant to Rule 462(b) under the Securities Act are additional securities registered under the Registrant’s Securities Act registration statement Nos. 333-110954 and 333-122616, under which an aggregate amount of $3,900,679,915 is available to be sold as of the date of this filing.
     THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 462(b) UNDER THE SECURITIES ACT OF 1933.

EXPLANATORY NOTE
          This registration statement is being filed with respect to the registration of additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The contents of the earlier effective registration statement Nos. 333-110954 and 333-122616 are incorporated in this registration statement by reference.

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SIGNATURE PAGE
SIGNATURE OF AUTHORIZED REPRESENTATIVE
INDEX TO EXHIBITS
EX-99.O: OPINION OF CLEARY GOTTLIEB STEEN & HAMILTON LLP.

SIGNATURE PAGE
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, the United Mexican States, has duly caused this registration statement or amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mexico, Federal District, Mexico on the 1st day of March, 2006.

By:	*/s/ Gerardo Rodríguez Regordosa
Gerardo Rodríguez Regordosa
Deputy Undersecretary for Public Credit of the Ministry of Finance and Public Credit of the United Mexican States

*	Consent is hereby given to the use of his name in connection with the information specified in this registration statement or amendment to registration statement to have been supplied by him and stated on his authority.

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SIGNATURE OF AUTHORIZED REPRESENTATIVE
     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this registration statement or amendment to registration statement in the City of New York, New York, on the 1st day of March, 2006.

By:	/s/ Edmundo González Herrera
Edmundo González Herrera
Financial Representative-New York Office Banco Nacional de Comercio Exterior, S.N.C.

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INDEX TO EXHIBITS

Sequential page
Exhibits		number
A.	Form of Amended and Restated Selling Agency Agreement.***

B.	Selling Agent Agreement dated as of February 13, 2006.*****

C.	Form of Underwriting Agreement.*

D.	Fiscal Agency Agreement, dated as of September 1, 1992, between the United Mexican States and Citibank, N.A., and Form of Amendment No. 1 thereto, dated as of November 28, 1995.*

E.	Form of Amendment No. 2 to Fiscal Agency Agreement, dated as of March 3, 2003.**

F.	Fiscal Agency Agreement, dated as of February 13, 2006, among the United Mexican States, The Bank of New York and The Bank of New York (Luxembourg) S.A., including certain forms of InterNotes®****

G.	Form of Authorization Certificate, pursuant to Section 1(b) of the Fiscal Agency Agreement, including certain forms of Medium-Term Notes.***

H.	Authorization Certificate, dated February 13, 2006, relating to United Mexican States InterNotes®.****

I.	Form of Warrant Agreement.******

J.	Form of Warrant.******

K.	Exchange Rate Agency Agreement, dated as of December 3, 1993, between the United Mexican States and Citibank, N.A.; Amendment No. 1 thereto, dated as of August 17, 1994, and Form of Amendment No. 2 thereto, dated as of November 28, 1995.*

L.	Calculation Agency Agreement, dated as of December 3, 1993, between the United Mexican States and Citibank, N.A.; Amendment No. 1 thereto, dated as of August 17, 1994, and Form of Amendment No. 2 thereto, dated as of November 28, 1995.*

M.	Opinion of the Deputy Fiscal Attorney of the Federation for Financial Affairs of the United Mexican States with respect to Medium-Term Notes.***

N.	Opinion of the Deputy Fiscal Attorney of the Federation for Financial Affairs of the United Mexican States with respect to United Mexican States InterNotes®.****

O.	Opinion of Cleary Gottlieb Steen & Hamilton LLP.

P.	Consent of Gerardo Rodríguez Regordosa, Deputy Undersecretary for Public Credit of the Ministry of Finance and Public Credit of the United Mexican States. (Included on page 3)

*	Filed as an exhibit to registration statement no. 33-99518 and incorporated by reference herein.

**	Filed as an exhibit to Amendment No. 5 to the United Mexican States Annual Report on Form 18-K for its Fiscal Year ended December 31, 2001 and incorporated by reference herein.

***	Filed as an exhibit to registration statement no. 333-122616 and incorporated by reference herein.

****	Filed as an exhibit to Amendment No. 1 to the United Mexican States Annual Report on Form 18-K for its Fiscal Year ended December 31, 2004 and incorporated by reference herein.

*****	Filed as an exhibit to Amendment No. 2 to the United Mexican States Annual Report on Form 18-K for its Fiscal Year ended December 31, 2004 and incorporated by reference herein.

******	To be filed by post-effective amendment or in a report filed under the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement.